SUBLICENSE AGREEMENT

         THIS AGREEMENT, made and entered into this ______ day of _____________, 2004, by and between ENTERTAINMENT MANAGEMENT SERVICES, INC., a New York corporation with its principal office at 533-535 West 27th Street, New York, New York 10001, or designee ("Licensor"), and DBD MANAGEMENT, INC. ("Licensee").

                               W I T N E S S E T H

         WHEREAS, Licensor is the exclusive owner of the right to sublicense the SCORES Trademarks and related intellectual property listed on Exhibit "A" (the "Scores Trademarks"), and has the right to sublicense the same on the terms set forth herein; and

         WHEREAS, Licensee is the owner and operator of a premium adult-entertainment nightclub located at 3411 North Federal Highway (the "Location"), which will conduct business under the name "Scores Ft. Lauderdale"; and

         WHEREAS, Licensee hereby will receive the right and license to use the Scores Trademarks in connection with the operation of the Location, and the sale of certain merchandise, for the Term (as defined below) (the "Business");

         NOW, THEREFORE, for and in consideration of the promises, covenants and agreements contained herein, and for other good and valuable consideration, receipt of which hereby is acknowledged by both parties, the parties agree as follows:

1.       LICENSE GRANT:

         a. Business. Licensor hereby grants to Licensee and Licensee accepts, a non-exclusive (except as provided in subparagraph (c) below) license to use the Scores Trademarks during the Term in connection with the Business subject to the terms and conditions of this License Agreement. Licensor hereby grants to Licensee and Licensee accepts, an exclusive lease of, and license to the ScoresFtLauderdale.com URL for the website for the Business.

         b. Merchandising. Licensor hereby grants to Licensee, on the terms and conditions set forth herein, a non-exclusive (except as provided in subparagraph (c) below) license during the Term to use the Scores Trademarks in connection with the retail sale of commercial merchandise, including tee-shirts, sweat shirts, sweat pants, jackets, baseball hats, key rings and other similar merchandise, all to be sold at and out of the Business, including the right to sell any merchandise utilizing the Scores Trademarks relative to the Business over the Internet on a site maintained by the Business and by mail order, catalogue or at any other location or in any other channel specific to the Business, provided further, that Licensee will purchase all merchandise from Licensor at cost plus a twenty-five percent (25%) markup, but not more than what the Licensee currently pays for similar products.

         c. Licensee shall have exclusivity within twenty (20) miles of the Location in Ft. Lauderdale, Licensor will not open any adult entertainment nightclub, or license use of the Scores Trademarks to any other person or entity, within a twenty (20) mile radius of the Location.

         d. Nothing contained herein shall prohibit Licensee from advertising its location throughout the State of Florida, the United States, and the world.

2.       ROYALTIES:

         a. AMOUNT. Beginning on the one hundred and twenty-first day (121st) day of the first day of operation as SCORES-Fort Lauderdale, the Licensee agrees to pay four and 99/100 percent (4.99%) of the gross revenues of Licensee earned at the location during the term hereof, above two hundred and fifty thousand dollars ($250,000.00) per month (cumulative). After the 121st day, however, the minimum payment per month shall be four thousand dollars ($4,000.00). Gross Revenues shall mean one hundred percent (100%) of Licensee's receipts received from the Business operation, less all actual local sales taxes paid, and amounts specifically designated by customers on credit card receipts as "tips for service", credit card discount fees, complementary food and beverage sales. Gross Revenues include all revenues from operation of the Business, including, but not limited to, liquor revenue, beer revenue, champagne revenue, shot girl house fees, wine revenue, non-alcoholic beverage revenue, food revenue, party revenue, admission fees club, admission fees private revenue, candy revenue, concession-cigarette, concession-bathroom, concession-massage, concession-tarot, dressing room rent, house fees-entertainers, house fees-DJ's, house fees-floor manager, house fees-service personnel, feature-calendar, feature-novelty, feature-video, feature-cigar and internet revenue, and also will include the fee charged to customers for the purchase of Diamond Dollars (r) and the fee paid by entertainers for cashing in Diamond Dollars (r).

         b. MERCHANDISE ROYALTIES. Licensee will purchase all re-sellable Merchandise from Licensor, or Licensor's authorized affiliate. Licensee will pay for all such Merchandise on a cost plus twenty-five percent (25%) markup basis, unless otherwise agreed, but not more than what the current Licensee pays for similar products.

         c. ROYALTY REPORTS. Licensee shall furnish Licensor with written reports describing in detail all sales relative to the Business. The reports shall be prepared and sent to the Licensor not later than seven (7) days following the fifteenth (15th) and last day of each month. Reports will be adjusted on a quarterly basis (if necessary), not later than ten (10) days after each calendar quarter period ending in March, June, September and December of each year.

         d. PAYMENT. Payment of royalties due under this Paragraph shall be made within ten (10) days of the issuance of each royalty report set forth above. Payment for merchandise will be under Licensor's standard merchandise sale and payment terms.

3.       APPROVAL BY LICENSOR:

         In order to preserve the value, goodwill and reputation of the SCORES Trademarks, Licensee and Licensor shall consult each other during the Term hereof with regard to any marketing, advertising, or promotional activities pursuant to the Business, and Licensor will have the right to approve all advertisements, promotional, marketing, and other similar materials, including, but not limited to the images and format of Diamond Dollars (r) for the Location. Furthermore, prior to releasing or using any promotional, marketing advertising or other similar materials which not been approved by Licensor in the twenty-four (24) month period preceding the proposed use, or in the event Licensee intends to utilize any such materials which have been used in the past twenty-four (24) months but intends to do so in a media not used by Licensor in the twenty-four (24) month period preceding the proposed use, Licensee first shall obtain the prior written consent of Licensor for such use, which shall not be unreasonably withheld. In connection with obtaining such consent, Licensee shall send copies of all materials and media for proposed use so that Licensor can evaluate thoroughly the proposed use. Licensor agrees to inform the Licensee of its decision regarding any approvals within twenty-four (24) hours of receiving all materials and media for approval. The failure to receive notice from Licensor that it objects to such materials in media shall be deemed its approval. Licensor also will have general approval over the continuing operations of the Business so as to preserve the value, goodwill and reputation of the SCORES Trademarks, but will have no control over day-to-day operating or hiring and firing, and will not do anything that violates the Lease Agreement with M.J. Peters.


1.       COMPLIANCE WITH APPLICABLE LAWS AND STANDARDS:

         Licensee is responsible for the compliance with all applicable laws and safety standards regarding the operation of the Business, the Location other licensed locations and the use of the SCORES Trademarks herein. Licensor's approval of submissions pursuant to Paragraph 3 above in no way affects, alters, diminishes or waives Licensee's obligations hereunder, or under Licensee's obligation to indemnify Licensor as set forth herein below.

5.       BOOKS AND RECORDS:

         Licensee shall, for a minimum of three (3) years from their rendition, keep full and accurate books of account, records, data and memoranda representing Licensee's sales. Licensee further gives Licensor the right, at its own cost and expense, to examine said books and records on reasonable notice, such examination to be conducted in such a manner as to not unreasonably interfere with the business of Licensee. Licensee shall reasonably cooperate with Licensor in the event the owner of the SCORES Trademarks requests an audit. Licensor or its representatives shall not disclose to any other person, firm, or corporation any information acquired as a result of any examination, provided, however, that nothing contained herein shall be construed to prevent Licensor and/or its duly authorized representatives from using or disclosing said information in any court, arbitration or other action instituted to enforce the rights of Licensor hereunder.

1.       INTELLECTUAL PROPERTY RIGHTS:

         All copyrights, trademarks and/or patents in the SCORES Trademarks and related intellectual property belong solely to Licensor and are within the scope of the license granted herein. Upon termination of this Agreement, all intellectual property rights and rights granted herein in the SCORES Trademarks immediately revert to Licensor or the owner of the SCORES Trademarks, and Licensee agrees to return to Licensor all original artwork, models, samples, prototypes, renderings and drawings incorporating the SCORES Trademarks. All use by Licensee of the intellectual property rights of the SCORES Trademarks shall inure to the sole benefit of Licensor and the owner of the SCORES Trademarks. Licensee shall execute any and all documents necessary to confirm said reversions of rights and hereby appoints Licensor its attorney-in-fact to execute any such documents in the event Licensee is unwilling or unable to do so. Licensee acknowledges the exclusive ownership of all intellectual property rights in and to the SCORES Trademarks by the owner of the SCORES Trademarks, and will not take any action to interfere with or challenge said ownership, including but not limited to registering or attempting to register the same or similar marks or properties anywhere in the World, nor commence nor participate in cancellation or opposition proceedings. 1. WARRANTY:

         a. Licensor hereby warrants that, to the best of its knowledge, the granting of the license hereunder or the subsequent commercial exploitation of the license does not violate the intellectual property or contract rights of any third party. Licensor further warrants that it has not violated intentionally the rights of any third party on granting Licensee this license.

8.       OFFENSIVE LITIGATION:

         Licensee agrees to give Licensor prompt notification of any third party's actions which would constitute an infringement of the rights granted to it by this Agreement. Licensor shall prosecute, at its own discretion, infringement actions against any third party infringers, and any recoveries obtained therein shall belong exclusively to Licensor. Licensee shall, at Licensor's expense, cooperate in all respects with Licensor's prosecution of said suits, including but not limited to being named as a party in any such suit, producing documents, appearing as witnesses, etc.

9.       INDEMNIFICATION:

         a. Licensor agrees to indemnify and hold harmless Licensee from and against any and all damage, loss, and expense incurred as a result of the breach of any of Licensor's warranties herein. This indemnification shall become operative only after a final judgment, ----- order or decree is issued which contains a finding that Licensor intentionally infringed upon the rights of a third party. Any claims made against Licensee which would result in Licensor's becoming obligated to indemnify Licensee hereunder shall not permit Licensee to withhold any amounts due Licensor hereunder.


         b. Licensee agrees to indemnify, defend and hold harmless Licensor, its agents and employees from and against any and all loss and expense arising out of any claims of personal injury, product liability, wrongful death, negligence, strict liability or other similar action, in addition to the breach of any of its warranties hereunder or the violation of any applicable law or safety standard based on the use of the SCORES Trademarks by or on behalf of Licensee and/or its subsidiary, affiliated, controlled company. Licensee shall maintain, at its sole cost and expense, premises liability, liquor liability, workers' compensation (in the amount required by the State of Florida, plate glass insurance (as per Licensee's Lease), commercial liability coverage and other customary insurance. The premises, commercial, and liquor policies must provide coverage of at least $3,000,000/$3,000,000, naming Licensor as an additional insured, and providing that such policy cannot be canceled without thirty (30) days prior written notice to Licensor. In the event any claim is made against Licensor in excess of the limits of Licensee's insurance set forth above, Licensor may, at Licensee's expense, retain counsel of its own choosing to defend said claims. All insurance shall be primary and not contributory. Licensee agrees to provide Licensor with a copy of the insurance declarations and/or certificates within twenty
              (20) days following the date of this Agreement. This indemnification shall become effective operative only after a final judgment, order or decree is issued which contains a finding that Licensee was liable or responsible of the alleged actions or inactions. Any claims made against Licensor which result in Licensee's becoming obligated to indemnify Licensor hereunder, shall not permit Licensor to withhold any payments due hereunder.

10.      TERMINATION:

         a. In case either party fails to perform under or commits or allows to be committed a breach of any of the several covenants and conditions herein contained, the other party shall notify such party in writing of such failure or default, and such party then shall have the right to remedy such failure or default within thirty (30) days. If the default has not been cured within said thirty (30) days of notice to the defaulting party, then the aggrieved party may terminate this Agreement immediately by a further notice in writing. If Licensor shall send notice of default to Licensee based on a failure to pay royalties, then Licensee shall cure such default within ten (10) days of notice.

         b. Any termination under this Paragraph will be without prejudice to the rights and remedies of either party with respect to any provisions or covenants arising out of breaches committed prior to such termination.

         c. If a petition in bankruptcy is filed by or against Licensee or Licensor, or Licensee or Licensor becomes insolvent, or makes an assignment for the benefit of creditors, or any other arrangement pursuant to any bankruptcy law, or if Licensee or Licensor discontinues its business or if a receiver is appointed for it or its business, to the fullest extent permitted by law at the time of the occurrence, the license hereby granted shall terminate automatically without any notice whatsoever being necessary. In the event this license is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, use, exploit or in any way deal with or in the SCORES Trademarks or anything relating to it whatsoever except with and under the special consent and instructions of Licensor in writing, which they shall be obliged to follow.

         d. Upon cessation of all business operations by the Licensee at the Location for a period of greater than one hundred eighty (180) days for any reason other than Force Majeure, this Agreement shall terminate automatically.

         e. Beginning with January 2005, the Licensee may, in its sole discretion, terminate this Agreement, if it fails to earn and receive $720,000.00 of net operating profit in any year. Licensor may, at its option, make up the difference between the net operating profit and $720,000.00 to cure this default.

         f. This agreement shall also terminate should Licensee sell the business or the assets of the business. Upon such a termination, Licensee shall give Licensor at least sixty (60) days advance written notice. Upon such sale, all rights and obligations of the parties relative to this agreement shall cease and be of no further force or effect.

11.      TERM:

         Subject to Paragraph 10, the Term of this Agreement shall commence on the date first written above and will continue for a united period of ten (10) years. The term may be renewed by Licensee for another ten
         (10) years by serving written notice at least six (6) months prior to the end of the first term.

1.       PRESENTATION:

         It is expressly agreed and understood that neither party hereto is the agent or legal representative of the other and neither party has the authority, express or implied, to bind the other or pledge its credit. This Agreement does not create a partnership or joint venture between the two parties.

1.       FORCE MAJEURE:

         It is understood and agreed that in the event of an act of the government, war, fire, flood or other natural disaster, or labor or manufacturing strikes which prevent the performance of this Agreement, such nonperformance will not be considered breach of this Agreement, and such nonperformance shall not be excused while, but no longer than, the conditions described herein prevail. The period of Force Majeure shall not exceed twelve (12) months.

1.       NOTICES:

         All notices, whenever required in this Agreement, will be in writing and send by certified mail, return receipt requested to the addresses set forth above. Notices will be deemed to have been given two (2) business days following mailing. A copy of all notices to Licensor shall be sent via regular mail to: .

1.       CONTROLLING LAW:

                  This Agreement shall be construed in accordance with the laws of the State of Florida, United States of America, and jurisdiction over the parties and subject matter over any controversy arising hereunder shall be in the Courts of the State of Florida, County of Broward, or the Federal courts therein. Both parties hereby irrevocably consent to said jurisdiction and venue.

1.       ASSIGNMENT:

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement, nor any of the rights, interests, or obligations hereunder shall be assigned by Licensee without the prior written consent of Licensor, and any attempts to do so without the consent of Licensor shall be void and of no effect.

1.       ENTIRE AGREEMENT:

         This writing constitutes the entire agreement and understanding between the parties. No other oral or written agreements or representations exist or are being relied upon by either party, all being merged herein. Any modifications or additions hereto must be made in writing and signed by both parties.

18.      MISCELLANEOUS:

         a. The Paragraph headings used herein are for reference purposes only and do not affect the meaning or interpretation of this Agreement. If any provisions of this Agreement are for any reason declared to be invalid or illegal, the remaining provisions shall not be affected thereby.

         b. The failure of either party to enforce any or all of its rights hereunder as they accrue shall not be deemed a waiver of those rights, all of which are expressly reserved.

         c. This Agreement may be executed in more than one counterpart, all of which shall be deemed to be originals.

19.      SECURITY INTEREST:

         a. In order to induce Licensor to enter into this Agreement and to secure the complete and timely performance of Licensee's obligations hereunder, Licensee hereby grants to Licensor a security interest in the license granted under this Agreement.

         b. Licensee agrees to execute any and all documents necessary to perfect Licensor's security interest in this license including, but not limited to, Financing Statement Form UCC-1 and any other security agreements and financing statements evidencing said security interests in such form as may be recorded and perfected according to the laws of the State of Florida and the U.S. Patent and Trademark Office.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


ENTERTAINMENT MANAGEMENT                  DBD MANAGEMENT, INC.
SYSTEMS, INC.


BY:                                       BY:
   -----------------------------------       -----------------------------------
       Licensor                                  Licensee

TITLE:                                    TITLE:
      --------------------------------